EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509
FOR IMMEDIATE RELEASE
MONDAY, SEPTEMBER 10, 2007
Net Loss for the Fourth Quarter Declined to $.37 per Share
Net Loss for Fiscal 2007 Declined to $1.29 per Share
Elgin, IL, September 10, 2007 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS)
today announced operating results for its fiscal 2007 fourth quarter and year ended June 28, 2007. Net loss for the current quarter was approximately $3.9 million, or $.37 per share diluted, compared to a net loss of approximately $9.6 million, or $.91 per share diluted, for the fourth quarter of fiscal 2006. The net loss for fiscal 2007 was approximately $13.7 million, or $1.29 per share diluted, compared to a net loss of approximately $16.7 million, or $1.58 per share diluted, for fiscal 2006.
Fourth quarter net sales declined by approximately $7.9 million, or 6.0%, to approximately $122.9 million in the current quarter from net sales of approximately $130.8 million for the fourth quarter of fiscal 2006. Total pounds shipped to customers in the current quarter increased slightly in comparison to total pounds shipped to customers in the fourth quarter of fiscal 2006. The decline in net sales was attributable to a 6.5% decline in the weighted average selling price as the product mix in the sales for the quarter shifted to lower priced raw peanuts that primarily were sold to other peanut shellers.
Fiscal 2007 net sales declined by approximately $38.2 million, or 6.6%, to $541.4 million from $579.6 million for fiscal 2006. Total pounds shipped to customers in the current fiscal year declined slightly in comparison to total pounds shipped to customers in fiscal 2006. Consistent with the quarterly comparison, the decline in net sales in the fiscal year comparison mainly was attributable to a 5.7% decline in the weighted average selling price as the product mix in the sales for the fiscal year shifted to lower priced raw peanuts that primarily were sold to other peanut shellers.
The changes in net sales and unit volume sold by distribution channel as a percent of fiscal 2006 amounts in the quarterly and fiscal year comparisons are as follows:

Fourth Quarter:

		Net Sales % Change	Pounds Sold % Change
Distribution Channel	2007 Net Sales	From 2006	From 2006

Consumer	$59,039	(7.3%)	(8.7%)
Industrial	26,579	(2.6%)	43.6%
Food Service	17,097	(0.8%)	(3.0%)
Contract Packaging	12,079	(2.7%)	(10.8%)
Export	8,128	(20.5%)	(26.0%)

Total	$122,922	(6.0%)	0.5%
Fiscal Year:

		Net Sales % Change	Pounds Sold % Change
Distribution Channel	2007 Net Sales	From 2006	From 2006

Consumer	$277,410	(5.3%)	(6.5%)
Industrial	111,998	(14.9%)	14.4%
Food Service	61,763	(4.0%)	(1.0%)
Contract Packaging	45,003	0.3%	(3.2%)
Export	45,204	(1.3%)	(4.2%)

Total	$541,378	(6.6%)	(1.0%)
The gross profit margin, as a percentage of net sales, increased from 2.4% for the fourth quarter of fiscal 2006 to 8.4% for the current quarter as gross profit increased by $7.1 million despite the decline in net sales. The improvement in gross profit margin came from significant increases in gross profit margins for sales of almonds, cashews, mixed nuts, macadamia nuts and walnuts. Gross profit margins improved in all distribution channels when compared to the gross profit margins for those channels in the fourth quarter of fiscal 2006.
Although the current quarter gross profit margin improved over the fourth quarter of 2006, the gross profit in the current quarter was impacted negatively by the following:
-	$3.0 million reduction in absorption of fixed costs resulting from a 16.9% decline in production volume at all facilities combined. This occurred primarily because the product mix in the sales shifted to items that require fewer production steps such as raw shelled peanuts

-	$2.2 million in estimated redundant manufacturing expenses as production activities occurred at the existing Chicago area facilities while the manufacturing spending in the new Elgin facility reflected increased production levels during the quarter

-	$1.0 million in outside contractor charges related to the acceleration of the equipment move from the existing Chicago area facilities to the new Elgin facility
Fiscal 2007 gross profit margin, as a percentage of net sales, increased from 6.4% in fiscal 2006 to 7.6% primarily because of increases in gross profit margins for the sales of macadamia nuts, almonds, cashews, mixed nuts and pecans. Gross profit margins improved in the industrial, contract packaging and export channels when compared to the gross profit margins for those channels in fiscal 2006. The increase in gross margin in the fiscal year comparison was due primarily to the overall lower average cost of tree nuts in the current year and the non-recurrence of the significant losses on sales of almonds to the extent that they were incurred in the previous year. The improvement in gross profit margin from lower raw material costs was partially offset by costs associated with the acceleration of the equipment move that were incurred in the fourth quarter and by increases in unfavorable production variances of approximately $10.3 million. Unfavorable production variances arose as a result of a 13.0% decrease in pounds produced in fiscal 2007 versus fiscal 2006 while spending increased by 4.5%. Spending increased mainly because a significant portion of the Company’s new facility has been placed into service while operations continued in the existing Chicago-area production facilities.
Total selling and administrative expenses for the current quarter increased to 10.9% of net sales versus 10.7% for the fourth quarter of fiscal 2006. The increase in selling and administrative expenses, as a percentage of net sales, primarily came from consulting fees related to the Company’s material weakness remediation efforts and bank fees of $0.2 million for waivers of non-compliance of loan covenants for the April and May periods.. in. In comparison to fiscal 2006, the current year’s total selling and administrative expenses, as a percentage of net sales, increased to 10.2% from 9.5%. The increase in selling and administrative expenses, as a percentage of net sales, came primarily from higher distribution costs at the new facility and higher audit and legal fees in addition to the consulting fees and bank fees that led to the increase in the fourth quarter.
Interest expense increased to $3.0 million for the fourth quarter of fiscal 2007 from $2.0 million for the fourth quarter of fiscal 2006 as a result of higher short term debt levels and higher interest rates for the short-term and long-term debt facilities. For the same reasons, interest expense increased to $9.3 million for the current fiscal year from $6.5 million for fiscal 2006.
Total inventories on hand at the end of fiscal 2007 decreased by $30.2 million, or 18.4%, in comparison to inventories on hand at the end of fiscal 2006. Pounds of raw nut input stocks also declined by 38.1% or 29.6 million pounds during the current fiscal year. The decline in the quantity of raw nut input stocks was led by declines in the inventories of walnuts, pecans, peanuts and almonds. The average cost per pound of raw nut input stocks increased by approximately 9.5% as a result of a change in product mix and higher acquisition costs for pecans and walnuts. The value of finished goods inventory increased by 11.8% in fiscal 2007. The increase in the value of finished goods inventory primarily was due to a significant increase in the value and quantity of finished goods pecan inventories.
The Company was not in compliance with the working capital covenant in the Bank Credit Facility and Note Agreement at the end of each month in the fourth quarter of fiscal 2007. In addition, the Company was not in compliance with the earnings before interest, taxes, depreciation and amortization (EBITDA) covenant in the Company’s Note Agreement as of the fourth quarter of fiscal 2007. The Company received waivers from both lenders for the non-compliance of the working capital covenant for the months of April and May. At the time the Company received such waivers, the Note Agreement and Bank Credit Facility were amended to provide for increases in the interest rates under both agreements. As a condition to obtaining the waivers, a consultant has been engaged to assist the Company in its efforts to restore profitability through a comprehensive assessment of items, product lines and customers and to review its financial forecast for fiscal 2008. The Company has also obtained waivers from its lenders for the non-compliance with the working capital covenant for the months of June, July and August and the anticipated non-compliance with the working capital covenant for the month of September. The Company has also obtained waivers from its lenders for the non-compliance with the EBITDA covenant that existed at the end of the fourth quarter of fiscal 2007 and the anticipated non-compliance with the EBITDA covenant for the first quarter of fiscal 2008. Due to the uncertainty as to whether the Company will comply with these covenants for the remainder of fiscal 2008, the Company has classified amounts outstanding under the Note Agreement as a current maturity of long-term debt in the accompanying balance sheet. Because the Company is uncertain as to whether it can obtain waivers for future non-compliance with these covenants, the Company has engaged an advisor to assist it in assessing available refinancing options and to solicit proposals from asset based lenders.
Because of the ongoing losses that the Company has reported, the inability of the Company to demonstrate future covenant compliance under its existing loan agreements and the uncertainty of whether the Company can secure replacement financing, the Company is also announcing today, in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), that its independent registered public accounting firm has advised the Company that it intends to issue a “going concern” qualification to its opinion on the Company’s audited financial statements for the year ended June 28, 2007.
The Company has remediated three of the four material weaknesses in its control over financial reporting that were disclosed in its Form 10-K/A for fiscal 2006. Though the Company has made significant progress in remediating the material weakness pertaining to controls that ensure the completeness and accuracy of information communicated within the organization on a timely basis, at this time, it cannot assess the effectiveness of these remediation measures in respect to their impact upon its fiscal 2008 financial forecast. Additionally, the Company has not completed the implementation of an organizational infrastructure to properly support the financial forecast and forecast monitoring process. Consequently, the Company determined that this material weakness exists at the end of fiscal 2007 in respect to the financial forecasting process.
“Though the results for the fourth quarter were disappointing, we have made a considerable amount of progress in eliminating the causes of the losses that we have incurred over the last two years. For example, we have made significant changes in the way we buy tree nuts that we shell, and we no longer purchase almonds directly from almond growers,” stated Jeffery Sanfilippo, Chief Executive Officer. “We have already assessed the profitability of approximately two hundred items that we sell and have taken corrective actions where appropriate in the form of price increases or item discontinuance. In order to complete the assessment of the thousands of remaining items, a consultant was engaged in the fourth quarter to assist us, and we expect to complete this initiative and take further corrective actions during the first quarter of fiscal 2008,” Mr. Sanfilippo explained. “In the third and fourth quarters, we expanded our accounting department, and another consultant was engaged to assist us in reviewing our accounting processes and capabilities. We completed that initiative in the fourth quarter. As a result of these efforts, we have remediated three of the four material weaknesses that were reported in the prior fiscal year and made substantial progress in remediating the remaining material weakness.” added Mr. Sanfilippo. “As we mentioned in the third quarter, we have decided to accelerate the move of the equipment at our existing Chicago area facilities, which was initially scheduled to be completed by the end of calendar 2008. With the exception of certain chocolate processing lines, which need to remain in place through November to meet seasonal volume requirements, we anticipate that the move will be completed by the end of October, 2007. The acceleration of the move is estimated to cost an additional $2.0 million in the first and second quarters of fiscal 2008 while eliminating approximately $1.0 million per month on average that we would have otherwise incurred if we continued to operate out of the three existing facilities over the next six quarters. Additionally, the acceleration of the move will allow us to realize the anticipated savings to be derived from the consolidation sooner than we initially planned,” Mr. Sanfilippo noted. “Finally, shipment of items related to the new private label business that we secured in the third quarter commenced in the fourth quarter,” Mr. Sanfilippo concluded.
The statement of Jeffrey T. Sanfilippo in this release is forward-looking. This forward-looking statement is based on the Company’s current expectations and involves risks and uncertainties. Consequently, the Company’s actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are: (i) if the Company sustains losses, the ability of the Company to continue as a going concern, (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and routine bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) the potential for lost sales or product liability if our customers lose confidence in the safety of our products or are harmed as a result of using our products; (vii) risks and uncertainties regarding the Company’s facility consolidation project; (viii) sustained losses, which would, among other things, negatively impact the Company’s ability to comply with the financial covenants in its amended credit agreements; (ix) the ability of the Company to satisfy its customers’ supply needs; (x) the ability of the Company to retain key personnel; (xi) the potential negative impact of government regulations, including the 2002 Farm Bill and the Public Health Security and Bioterrorism Preparedness and Response Act; (xii) the Company’s ability to do business in emerging markets; (xiii) the Company’s ability to properly measure and maintain its inventory; (xiv) the effect of the group that owns the majority of the Company’s voting securities; and (xv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Evon’s®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.
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JOHN B. SANFILIPPO & SON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	(Unaudited)		(Unaudited)
	June 28,	June 29,	June 28,	June 28,
	2007	2006	2007	2006

Net sales	$122,922	$130,825	$541,378	$579,564
Cost of sales	112,618	127,625	500,247	542,447

Gross profit	10,304	3,200	41,131	37,117

Selling expenses	8,801	9,921	39,003	39,947
Administrative expenses	4,537	4,076	16,454	15,152
Goodwill impairment loss	—	1,242	—	1,242
Gain related to real estate sales	—	—	(3,047)	(940)

	13,338	15,239	52,410	55,401

Loss from operations	(3,034)	(12,039)	(11,279)	(18,284)

Other income (expense):
Interest expense	(3,032)	(2,003)	(9,347)	(6,516)
Rental and miscellaneous expense, net	(3)	(152)	(629)	(610)

	(3,035)	(2,155)	(9,976)	(7,126)

Loss before income taxes	(6,069)	(14,194)	(21,255)	(25,410)
Income tax benefit	(2,160)	(4,578)	(7,579)	(8,689)

Net loss	($3,909)	($9,616)	($13,676)	($16,721)

Basic and diluted earnings (loss) per share	($0.37)	($0.91)	($1.29)	($1.58)

Weighted average shares outstanding
— basic	10,602,040	10,590,609	10,595,996	10,584,764

— diluted	10,602,040	10,590,609	10,595,996	10,584,764

JOHN B. SANFILIPPO & SON, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 28,	June 29,
	2007	2006

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,359	$2,232
Accounts receivable, net	36,544	35,481
Inventories	134,159	164,390
Income taxes receivable	6,771	6,427
Deferred income taxes	2,140	2,984
Prepaid expenses and other current assets	1,150	2,248
Asset held for sale	5,569	—

	188,692	213,762

PROPERTIES, NET	171,595	156,859
OTHER ASSETS	7,563	20,291

	$367,850	$390,912

	June 28,	June 29,
	2007	2006

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving credit facility borrowings	$73,281	$64,341
Current maturities of long-term debt	54,970	67,717
Accounts payable	21,264	27,944
Book overdraft	5,015	14,301
Accrued expenses	18,800	16,842

	173,330	191,145

LONG-TERM LIABILITIES:
Long-term debt	19,783	5,618
Retirement plan	9,060	7,654
Deferred income taxes	2,606	6,385
Other	179	—

	31,628	19,657

STOCKHOLDERS’ EQUITY:
Class A common stock	26	26
Common stock	81	81
Capital in excess of par value	100,335	99,820
Retained earnings	67,711	81,387
Other comprehensive loss	(4,057)	—
Treasury stock	(1,204)	(1,204)

	162,892	180,110

	$367,850	$390,912